Exhibit 8.1

manatt

manatt | phelps | phillips

November 10, 2016

Board of Directors

CVB Financial Corp.

701 N. Haven Avenue

Ontario, California 91764

Ladies and Gentlemen:

We have acted as special tax counsel to CVB Financial Corp., a California corporation (“CVB”), in connection with that certain Agreement and Plan of Reorganization and Merger, dated as of September 22, 2016 (the “Plan”), by and among Valley Commerce Bancorp, a California corporation (“Valley”) and CVB. Under the Plan, Valley will merge with and into CVB, with CVB surviving the merger (the “Merger”). You have requested our opinion on certain U.S. federal income tax consequences of the Merger.

This opinion is solely for the benefit of CVB and the persons who are CVB shareholders immediately prior to the Merger and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Plan and in the certificates delivered to us by each of CVB and Valley and dated as of even date herewith (the “Certificates of Representations”). This opinion is being rendered effective as of the Effective Time.

In our capacity as special tax counsel to CVB and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Plan, (ii) the Certificates of Representations, (iii) the Registration Statement on Form S-4 being filed with the Securities and Exchange Commission in connection with the Merger (“Registration Statement”) and (iv) such other documents we considered relevant to our analysis. We have not undertaken to independently verify, and have not verified, any of the facts that we have relied upon when rendering this opinion and you have not asked us to do so; provided, that, we have not become aware, during the course of our representation, that any of these facts are not true.

We have assumed that all of the parties and the parties to any other documents examined by us have acted, and will act, in accordance with the terms of the Plan and such other documents without waiver of the terms or conditions set forth therein. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

11355 West Olympic Boulevard, Los Angeles, California 90064-1614 Telephone: 310.312.4000 Fax: 310.312.4224

Albany  |  Los Angeles  |  New York  |  Orange County  |  Palo Alto  |  Sacramento  |  San Francisco  |  Washington, D.C.

manatt

manatt | phelps | phillips

CVB Financial Corp.

November 10, 2016

We have also assumed, in rendering the opinion set forth below, that:

(a) Any representation of fact in the documents upon which we have relied that is made “to the knowledge” or similarly qualified is correct without such qualification; and

(b) The parties will not deviate from the Plan in any respect when completing the Merger.

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will qualify as a “reorganization,” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

This opinion is based on existing law as contained in the Code, final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions all as of even date herewith. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

The opinion set forth herein is based upon facts and circumstances as they exist as of the date hereto, and any change in the facts as set forth herein or in existing law, could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement such opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

We have reviewed the section in the Registration Statement titled “Material United States Federal Income Tax Consequences of the Merger.” In our opinion, that section is an accurate summary of federal income tax law applicable to the Merger.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Station and the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

manatt

manatt | phelps | phillips

CVB Financial Corp.

November 10, 2016

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP